CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Confidential Separation Agreement and Release of Claims (this “Agreement”) is entered into between Kevin Norrett (“Executive”) and Codexis, Inc. (the “Company”) (each a “Party” and together the “Parties”), with reference to the following facts:
A.WHEREAS Executive is employed with the Company as Chief Operations Officer, pursuant to an offer letter dated September 12, 2022 (the “Offer Letter”);
B.WHEREAS as a condition to Executive’s employment by the Company, Executive signed and agreed to the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “CIIA”), which is incorporated by reference into this Agreement. A copy of the CIIA is attached hereto as Exhibit A;
C.WHEREAS, as of the Separation Date, Executive holds certain options to purchase shares of the Company’s common stock (the “Options”) and restricted stock units (“RSUs”) (collectively the “Equity Awards”), subject to vesting and other terms and conditions under the Company’s 2019 Equity Incentive Award Plan (the “Plan”) and the applicable grant notices and agreements (the “Equity Agreements”).
D.WHEREAS Executive and the Company are parties to that Change of Control and Severance Agreement dated September 12, 2022 (the “Severance Agreement”);
E.WHEREAS the Parties have agreed that, effective November 7, 2025 (the “Separation Date”), Executive’s employment will terminate as a Covered Termination Outside a Change of Control Period (as defined in the Severance Agreement); and
F.WHEREAS the Parties wish to provide for an orderly transition of the Executive’s employment, and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company; and
THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, Executive and the Company agree as follows:
1.Deadline and Effective Date. Executive must return a signed copy of this Agreement on or within the later of (i) twenty-one (21) days after receipt of this Agreement (the “Deadline”), but not before the Separation Date. Provided Executive does not revoke it in accordance with Section 4(d) below, it will be effective and binding on the eighth (8th) day after Executive signs it (the “Effective Date”).
2.Separation Date and Logistics.
(a)Separation Effect. Executive’s employment shall terminate on the Separation Date. As of the Separation Date, Executive will be deemed to have resigned from all boards, offices, committees, or other positions with the Company. Executive agrees to promptly sign all documents and cooperate in whatever steps are necessary to complete such resignations. After the Separation Date, Executive shall not represent to anyone that Executive is an employee, agent, or representative of the Company, nor shall Executive say or do anything to attempt to bind or obligate the Company.
(b)Final Wages. Regardless of whether Executive signs this Agreement, the Company will, on or before the Separation Date, pay Executive for all earned but unpaid wages, including base salary and accrued but unused vacation, owed to Executive as of the Separation Date.
(c)Expenses. Provided that Executive timely submits all unreimbursed business expenses with required receipts, the Company will reimburse you for approved expenses in accordance with Company policy.
(d)Benefits and COBRA. If Executive or Executive’s dependents are currently enrolled in Company-sponsored healthcare benefits, then Executive’s benefits will expire on November 30, 2025. Executive will have the opportunity to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). Except as provided in Section 3(b) below, Executive will be responsible for all COBRA premium costs.
(e)Vested and Unvested Options. Except as provided in Section 3(d) below, all unvested shares of the Option shall be forfeited and/or cancelled on the Separation Date with no further compensation owed to Executive. Executive’s rights and obligations with respect to the vested shares of the Option will remain subject to and governed by the terms of the Plan and the applicable Equity Agreements.
3.Separation Benefits. Pursuant to the terms and conditions of the Severance Agreement, the Company agrees that Executive’s employment separation will be treated as a “Covered Termination Outside of a Change of Control Period.” As such, if: (i) Executive signs, dates and returns this Agreement to the Company on or before the Deadline (but no earlier than the Separation Date) and allows it to become effective in accordance with its terms, and (ii) Executive complies with the terms of this Agreement and the CIIA, the Company will provide Executive with the following separation benefits (the “Separation Benefits”), subject to the following terms and conditions:
(a)Severance. The Company will pay Executive severance of five hundred thousand dollars ($500,000), less applicable taxes, garnishments, and any other withholding required by law or authorized by Executive (the “Severance”), which represents twelve (12) months of Executive’s base salary. The Company will pay the Severance in substantially equal installments in accordance with the Company’s normal payroll procedures with the first such installment to be made on the first payroll date following the Effective Date, provided that (i) the first installment will include any installment payments that would have been made had such installments commenced on the first payroll date after the Separation Date, and (ii), that on the first regular payroll date in 2026, the Company will pay any remaining Severance in a lump-sum.
(b)Continued Benefits. Provided that Executive timely elects to continue Executive’s and/or Executive’s covered dependents’ healthcare insurance benefits under COBRA, the Company will directly pay or reimburse (at Company’s option) the COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) the twelve (12) month anniversary of the Separation Date or

(ii) until Executive or Executive’s covered dependents become eligible to receive benefits through another employer’s plan (the “COBRA Period”) (the "Continued Benefits”), provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the remaining period the Company would otherwise directly pay or reimburse Executive. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.
(c)2025 Bonus. The Company will also pay you a lump-sum of two hundred fifty thousand dollars ($250,000), less applicable taxes, garnishments, and any other withholding required by law or authorized by Executive (the “2025 Bonus”), representing one hundred percent (100%) of your at-target bonus for the 2025 calendar year. The Company will pay the 2025 Bonus in a lump sum on the Company’s first regular payroll date in 2026.
(d)Consulting Agreement. Provided the Parties execute the consulting agreement in the form attached as Exhibit B (the “Consulting Agreement”), the Company will engage Executive as an independent contractor under the Consulting Agreement for twelve (12) months after the Separation Date (the “Consulting Period”), subject to the terms and conditions set forth in the Consulting Agreement. Executive will continue to vest in any outstanding Equity Awards during the Consulting Period and Executive’s time to exercise vested shares of the Option shall not begin to run until the end of the Consulting Period.
(e)Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
(f)Section 409A. The Parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, "Section 409A"). Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise. Notwithstanding any provision to the contrary in this Agreement: (a) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and (b) to the extent that any reimbursement of expenses or in-kind benefits constitutes "deferred compensation" under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the number of in-kind benefits provided in any other year.
(g)Forfeiture and Clawback. If Executive breaches the terms of this Agreement or the Company determines that during Executive’s employment with the Company and its affiliates, Executive engaged in conduct that would have constituted Cause (as defined in the Severance Agreement), the Company's obligations to provide any further Separation Benefits will cease, Executive will be obligated to immediately repay or reimburse the Company for any Separation Benefits that Executive has received and Executive will forfeit any Options that remain outstanding and, to the extent permitted by applicable law, shall pay the Company an amount equal to all proceeds received in connection with any sale or other disposition of any shares underlying the Equity Awards. Executive further agrees that Executive is and shall continue to be bound by and subject to the terms of the Company’s Clawback Policy effective as of August 24, 2023 (the “Clawback Policy”) and compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary.
(h)Adequate Consideration. Executive acknowledges and agrees that the Separation Benefits and the Company’s other promises in this Agreement are in full accord and satisfaction of the Company’s obligations under the Severance Agreement and are sufficient consideration for the Executive’s releases and other promises in this Agreement.
4.Release of Claims. Executive understands that by agreeing to the release provided by this Section, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, executives, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)General Release. On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under, or in concert with, them or any of them (collectively, the “Released Parties”) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, employment, remuneration or separation from employment by the Company or the Released Parties, including without limitation: Claims for violation of any federal, state or local laws governing employment including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act , 31 U.S.C. § 3729 et seq., the

Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the California Business & Professions Code (including Section 17200 et seq.), the California Government Code (including the Fair Employment and Housing Act, Cal. Gov't Code § 12940 et seq., the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov't Code §§12945.2, 19702.3, and the California False Claims Act, Cal. Gov't Code § 12650 et seq.), the California Labor Code (including the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a),1199.5, the California WARN Act, Cal. Lab. Code § 1400 et seq.), the California Wage Orders, all as amended; Claims based on contract, including for breach of contract, breach of the implied covenant of good faith and fair dealing, and promissory estoppel; Claims arising in tort, including, without limitation, for wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release claims to enforce this Agreement, claims for indemnity under Labor Code §2802 or any indemnification agreement with the Company (including the Indemnification Agreement between Executive and the Company dated September 29, 2202 ) or any claims that cannot be released as a matter of law including, without limitation, (i) for workers compensation and unemployment benefits; (ii) to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) for undisputed earned wages; and (iv) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency, claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive’s right to secure damages for any such alleged treatment.
(c)Waiver of Unknown Claims. Executive acknowledges and agrees that the release provisions of this Agreement specifically cover known and unknown claims. Accordingly, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(d)OWBPA Release Language. In accordance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Executive takes notice of and acknowledges the following:
(i)The waiver and release of claims this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.
(ii)Executive was hereby advised to consult with an attorney before signing this Agreement.

(iii)Executive has been granted at least twenty-one (21) days after you are presented with this Agreement to decide whether to sign it. If Executive signs this Agreement prior to the expiration of such period, Executive does so voluntarily and hereby waives the remainder of the twenty-one (21) day period. The Parties agree that changes to this Agreement, whether material or immaterial, will not extend or restart the consideration period.
(iv)Executive has the right to revoke this Agreement within seven (7) days of signing it. In the event this Agreement is revoked, it will be null and void in its entirety, and Executive will not receive the benefits of this Agreement. To revoke this Agreement, Executive must deliver written notice stating that intent to revoke to Karen Armijo at [###]@codexis.com, received on or before the seventh (7th) day after the date on which you sign this Agreement.
5.Executive Representations. Executive warrants and represents that: (a) except for the Separation Benefits, the Company has paid Executive all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive; (b) Executive has no known workplace injuries or occupational diseases; and (c) Executive has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.
6.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Released Parties against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or obligations under this Agreement, except that Executive may assign or transfer Executive’s rights to payments hereunder upon Executive’s death by will or operation of law.
7.Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory, or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse Executive for reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation.
8.Continuing Obligations. Executive reaffirms Executive’s obligations under the CIIA and acknowledges and agrees that payment of any Separation Benefits is conditioned on

Executive’s continued compliance with Executive’s obligations under the CIIA. Nothing in this Agreement limits or restricts the Company’s rights to enforce the CIIA or to seek all available relief or remedies for future violations of the CIIA.
9.Return of Company Property. No later than five (5) calendar days after the Separation Date, Executive shall return to the Company all Company documents (and all copies thereof) and all Company property and equipment that Executive has in their possession or control that contain or embody any proprietary or confidential information of the Company Group in whatever form (including information in electronic form and all reproductions thereof in whole or in part). Executive further agrees that Executive will not copy, delete, or alter in any way any Company information or material contained upon any Company issued computer or Company equipment. In addition, if Executive has used any personally owned computer, server, e-mail system or cloud system (e.g., Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then on or within five (5) calendar days following the Separation Date, or earlier if requested by the Company, Executive must provide the Company with a computer-useable forensic copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. In addition, on or within five (5) calendar days after the Separation Date, Executive shall provide a signed copy of the Termination Certification that is attached as Exhibit C to the CIIA.
10.Non-Disparagement.
(a)Employee Obligations. Subject to Section 11 below, Executive agrees not to disparage or defame the Company, its directors, officers and employees, Company products or services, or any Released Party, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including on social media or other internet site.
(b)Company Obligations. . The Company agrees to instruct its current senior executive officers (C-suite) (each an Instructed Officer) to not, while employed by the Company, disparage or defame Executive to any person outside the Company, whether directly or indirectly through others, by use of any words, actions, gestures or medium, including on social media or other internet site; provided that nothing in this Agreement shall prevent any Instructed Officer from (i) responding truthfully to any statements made by Executive pursuant to Section 11 or in violation of this Agreement or (ii) making truthful statements in the good faith performance of their duties to the Company.
11.Protected Rights; DTSA. Nothing in this Agreement prevents Executive: (a) from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (b) prevents Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws. In addition, Executive acknowledges Executive’s immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
12.Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel, and legal representatives.
13.DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM WILL BE RESOLVED IN ACCORDANCE WITH THE DISPUTE RESOLUTION AND MANDATORY ARBITRATION PROVISIONS IN SECTION 13 OF THE SEVERANCE AGREEMENT (THE “ARBITRATION PROVISION”), WHICH ARBITRATION PROVISION IS INCORPORATED BY REFERENCE INTO THIS AGREEMENT.
14.Governing Law. Except as provided otherwise Arbitration Agreement, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
15.Complete Agreement. This Agreement (together with the CIIA, the Plan, the Equity Agreements, the Clawback Policy, the Advisor Agreement, and the Arbitration Provisions), comprises the entire agreement between the Parties regarding the subject matter hereof and supersedes, in their entirety, any other agreements between the Parties regarding the subject matter hereof. Executive acknowledges that there are no other agreements (written, oral, express, implied, or otherwise) and that Executive may not rely on any prior negotiations, discussions, representations, or agreements.
16.Amendment. This Agreement may not be altered, amended, or modified except in a written agreement signed by both Executive and the Company’s Chief Executive Officer (or authorized delegate), which states expressly that it is intended to modify this Agreement.
17.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.
18.Voluntary Execution. Executive was represented by counsel in connection with the negotiation and drafting of this Agreement. Executive enters into this Agreement knowingly and voluntarily, in the total absence of any fraud, mistake, duress, coercion, or undue influence and, after careful thought and reflection upon the settlement, this Agreement and the documents referred to herein; and, accordingly, by signing this Agreement and the documents referred to herein, each signifies full understanding, agreement, and acceptance. The Parties acknowledge and represent that this Agreement was negotiated and prepared by the joint effort of the Parties’ attorneys. This Agreement shall be construed as if it were drafted by all Parties and not strictly for or against any one or more of the Parties. Executive acknowledges and represents that he has read this Agreement and understands all its terms.
IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: November 6, 2025

    /s/ Kevin Norrett
Kevin Norrett

Codexis, Inc.

DATED: November 6, 2025

By:     /s/ Stephen Dilly
Stephen Dilly, MBBS, Ph.D.
Chairman, President, and Chief Executive Officer

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT B

CONSULTING AGREEMENT

CODEXIS, INC.
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of the date signed below (the “Effective Date”) by and between Codexis, Inc. (the “Company”), and Kevin Norrett (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). This Agreement is conditioned upon the Parties’ execution of that Confidential Separation Agreement and Release of Claims (the “Separation Agreement”) to which this Agreement is attached as Exhibit B.

The Company desires to retain Consultant as an independent contractor consultant to the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services and Compensation
A. Services. Consultant shall provide transitional consulting services to the Company or its successors or assigns in any area of Consultant’s expertise, including but not limited to, completing critical projects and transitioning Consultant’s former duties and responsibilities as requested by Company’s Chief Executive Officer (“CEO”) or their designee (together, the “Consulting Services”).
B. Consulting Fees. During the Consulting Period, the Company will pay Consultant a fee of $500.00 per hour for services rendered as requested by the Company (the “Consulting Fees”). Consultant will submit detailed invoices of the Consulting Services on a monthly basis, and the Company will provide payment of any owed Consulting Fees within thirty (30) days after receipt of such invoices.
C. Equity Treatment. Consultant’s outstanding restricted stock units (“RSUs”) and/or options to purchase the Company’s common stock (the “Option”), (collectively, the “Equity Awards”) that are scheduled to vest between the Separation Date and the expiration of the Consulting Period will remain outstanding and continue to vest in accordance with the normal vesting schedule applicable to the Equity Awards based on Consultant’s continued services, with any shares subject to a RSU award that vests during the Consulting Period to be settled as set forth in the underlying Equity Award agreement. For the avoidance of doubt, the post-termination exercise period applicable to any outstanding and vested shares of the Options shall begin upon the expiration of the Consulting Period, subject to earlier termination upon the expiration of the Option’s original ten-year term. Any Equity Awards that do not vest during the Consulting Period shall, as applicable, be subject to repurchase or terminate for no consideration as of the expiration of the Consulting Period.
D. Limitations on Authority. Consultant will have no responsibilities or authority as a consultant to the Company other than as provided above. Consultant will have no authority to bind the Company to any contractual obligations, whether written, oral, or implied. Unless as expressly requested by the CEO as part of the Consulting Services, Consultant agrees not to represent or purport to represent the Company in any manner whatsoever to any third party (including, but not limited to, investors, business partners, or vendors).

2. Confidentiality
A. Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, including, but not limited to, technical data, trade secrets, know-how, customer lists and customers, research, product plans, products, services, markets, developments, inventions, processes, formulas, technology and marketing, finances and other business information, disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.
C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
D. Third Party Confidential Information. Consultant recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
3. Conflicting Obligations
Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant shall require all Consultant’s employees, contractors, or other third-parties performing Services under this Agreement to agree in writing to comply with the obligations of this Agreement applicable to Consultant, including non-use and non-disclosure obligations at least as protective of Confidential Information as the terms hereof, and to assign to Company all right title and interest in any inventions, trade secrets, copyrightable material, notes and designs (and all intellectual property therein and thereto) arising out of, or in connection with, performing the Services under this Agreement.
4. Return of Company Materials
Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.
5. Non-Solicitation. During the Consulting Period, Consultant shall not, either on Consultant’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company.
6. Term and Termination
A. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) the twelve (12) month anniversary of the Separation Date, (ii) the date Consultant ceases providing the Consulting Services; or (iii) termination as provided in Section 6.B (in each case, the “Consulting Period”).
B. Early Termination. The Company may terminate the Consulting Relationship immediately and without prior notice if Consultant breaches Consultant’s obligations under this Agreement or the Separation Agreement (or any agreements incorporated by referenced therein). For the avoidance of doubt, upon termination of this Agreement for any reason, Consultant will no longer be eligible for, or receive, any Consulting Fees and any unvested shares of the Option and RSUs (as defined in the Separation Agreement) shall thereupon terminate and the post-termination exercise period of any vested shares of the Option will commence as of the date of such termination.
C. Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date; and
(2) Section 2 (Confidentiality), Section 3 (Conflicting Obligations), Section 4 (Return of Company Materials), Section 6 (Term and Termination), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Limitation of Liability), Section 10 (Mandatory Arbitration), and Section 11 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.
7. Independent Contractor; Benefits
A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company, where benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
8. Indemnification
Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information and Invention Assignment Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole, or in part, from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.
The Company agrees to indemnify and hold harmless Consultant against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) arising out of the actions of the Company, its employees or any third party acting on behalf or under authorization from the Company in the performance of this Agreement, except for the sole negligent or intentionally wrongful acts of Consultant.

9. LIMITATION OF LIABILITY
IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.
10. MANDATORY ARBITRATION.
THE PARTIES AGREE THAT ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS TERMINATION WILL BE RESOLVED IN ACCORDANCE WITH THE DISPUTE RESOLUTION AND MANDATORY ARBITRATION PROVISIONS IN THE ARBITRATION PROVISION (AS DEFINED IN THE SEVERANCE AGREEMENT), WHICH ARBITRATION PROVISION IS INCORPORATED BY REFERENCE INTO THIS AGREEMENT.
11. Miscellaneous
A. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. Except as provided in the Arbitration Provision, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.
B. Binding Effect and Beneficiaries. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated.
C. Assignment. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign, or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
D. Modifications. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
E. Entire Agreement. This Agreement (including the Separation Agreement and any agreements incorporated by reference therein) constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties.

F. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
G. Interpretation. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing by customary means to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice.
H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.
I. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT By: ___________________________________ Kevin Norrett Date:________________________________	CODEXIS, INC. By: __________________________________ Stephen Dilly, MBBS, Ph.D. Chairman, President, and CEO Date:________________________________